Exhibit 10.1

AMERON INTERNATIONAL CORPORATION
2004 STOCK INCENTIVE PLAN

As amended through June 23, 2010

ARTICLE ONE
GENERAL PROVISIONS

1.1    Eligibility

This Ameron International Corporation 2004 Stock Incentive Plan (the “Plan”), adopted effective January 21, 2004, is intended to enable Ameron International Corporation (the “Company”) to offer various incentive awards based on the equity of the Company to the following eligible individuals (“Eligible Individuals”):  key employees, officers, and directors (including non-employee directors) of, and consultants and independent contractors providing services to, the Company or any other corporation, partnership, joint venture, limited liability company or other entity in which the Company owns fifty percent (50%) or more of the equity ownership interests, directly or indirectly (as determined by the Committee, as defined in Paragraph 1.2A below) (any such entity being referred to herein as an “Eligible Affiliate”).

This Plan will serve as the successor to the Company's existing 2001 Stock Incentive Plan (the “Predecessor Plan”), and no further awards will be made under the Predecessor Plan from and after the adoption of this Plan by the Company's stockholders on the Effective Date (as defined in Paragraph 5.4A below).  All outstanding awards under the Predecessor Plan as of the Effective Date will be incorporated into this Plan and accordingly will be treated as outstanding awards under this Plan.  However, each outstanding award so incorporated will continue to be governed by the express terms and conditions of the agreements evidencing such award, and to the extent that the provisions of this Plan conflict with the terms and conditions of any such agreement, such agreement shall govern.  No provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated awards with respect to their acquisition of shares of the Company's common stock (“Common Stock”) thereunder.

1.2    Administration Of The Plan

A.        Committee.  The Plan will be administered by the Compensation & Stock Option Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), which is composed entirely of “independent directors” as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual.  Members of the Committee will serve for such term as the Board may determine, and may be removed by the Board at any time.

B.        Authority.  Subject to the provisions of the Plan, the Committee has full authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt rules and regulations that it deems necessary, to determine which individuals are Eligible Individuals and which Eligible Individuals are to receive awards under the Plan, to determine the amount and/or number of shares of Common Stock subject to such awards, and to determine the terms of such awards made under the Plan (which terms need not be identical).  Notwithstanding the foregoing, the Committee shall not be empowered or entitled to take any action or exercise any discretion that would cause an award intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code to fail such qualification.  Decisions of the Committee made within the discretion delegated to it by the Board are final and binding on all persons.

1.3    Stock Subject To The Plan

A.        Number of Shares.  Shares of the Company's Common Stock available for issuance under the Plan will be drawn from the Company's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Company on the open market.  Subject to adjustment in accordance with Paragraph 1.3C, the number of shares of Common Stock that may be issued pursuant to awards granted after the Effective Date is (i) 525,000, plus (ii) shares that were subject to outstanding awards under the Predecessor Plan to the extent that such awards expire, are terminated, are cancelled, or are forfeited for any reason without such shares being issued, plus (iii) shares that are delivered by an awardholder to the Company, or are withheld from shares otherwise issuable under the award, in payment of all or a portion of the exercise price or tax withholding obligation of an award under the Predecessor Plan.  Notwithstanding the foregoing, if any portion of an outstanding award under the Predecessor Plan is paid in the form of cash, then the shares of Common Stock that otherwise would have been issued on account of such award or portion thereof will not be available for issuance under the Plan.

B.        Share Counting.

(i)       If any outstanding award granted after the Effective Date expires, is terminated, is cancelled, or is forfeited for any reason before the full number of shares governed by such award are issued, those remaining shares will not be charged against the limit in Paragraph 1.3A above:  PROVIDED, HOWEVER, that if any portion of an outstanding award under the Plan is paid in the form of cash, then the shares of Common Stock that otherwise would have been issued on account of such award or portion thereof will be charged against the limit in Paragraph 1.3A above and will not be available for subsequent awards under the Plan.

(ii)      In determining whether the number of shares issued pursuant to awards granted after the Effective Date exceeds the maximum number set forth in Paragraph 1.3A, only the net number of shares actually issued shall count against the limit.  Thus, if shares are delivered by an awardholder to the Company, or are withheld from shares otherwise issuable under the award, in payment of all or a portion of the exercise price or tax withholding obligation of the award, only the net number of shares issued by the Company (i.e., the gross number less the shares delivered or withheld) shall be counted toward the limit of Paragraph 1.3A.

(iii)     Any Common Stock issued or award settled by the Company pursuant to the assumption or substitution of outstanding awards or award commitments of an acquired company or other entity (whether acquired through the acquisition of stock, assets or otherwise) shall not be counted against the limit set forth in Paragraph 1.3A.

C.        Adjustments.  If any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and, if applicable, price per share in effect under each outstanding award under the Plan, and (iii) the maximum number of shares issuable to one individual pursuant to Paragraph 1.3D.  The purpose of these adjustments will be to preclude the enlargement or dilution of rights and benefits under the awards.

D.        Individual Limit.  No Eligible Individual will receive non-qualified stock options, stock appreciation rights, or any combination of each under this Plan for more than 300,000 shares in the aggregate (subject in each case to adjustment as provided in Paragraph 1.3C) during any consecutive three-calendar-year period, not including shares issued pursuant to Section 2.4, and no Eligible Individual will receive restricted stock, restricted stock units, performance shares, or any combination of each under this Plan for more than 150,000 shares in the aggregate (subject in each case to adjustment as provided in Paragraph 1.3C) during any consecutive three-calendar-year period;  PROVIDED, HOWEVER, that if any portion of an outstanding award under the Plan is paid in the form of cash, then the shares of Common Stock that otherwise would have been issued on account of such award or portion thereof will be charged against the individual limit in this Paragraph 1.3D.

ARTICLE TWO
NON-QUALIFIED STOCK OPTIONS

2.1    Terms of Award

The Committee has full authority to determine the terms of non-qualified stock options awarded under this Plan, which terms may vary from award to award, including, without limitation, the time or times at which such options become vested and exercisable and the time at which such options terminate;  PROVIDED, HOWEVER, that in no event shall a non-qualified stock option be exercisable after ten (10) years from the date of grant.  Non-qualified stock options will be evidenced by such instruments as the Committee may from time to time approve.

2.2    Price

The exercise price per share will be fixed by the Committee;  PROVIDED, HOWEVER, that in no event will the exercise price per share be less than one hundred percent (100%) of the Fair Market Value (as defined in Section 5.3 below) of a share of Common Stock on the date of grant.

2.3    Exercise And Payment

Any non-qualified stock option awarded under the Plan may be exercised by notice to the Company, in such form as the Committee shall authorize, at any time before termination of the option.  The exercise price will be payable in full in cash or check made payable to the Company; PROVIDED, HOWEVER, that the Committee may, either at the time the option is awarded or at any subsequent time, and subject to such limitations as it may determine, authorize payment of all or a portion of the exercise price in one or more of the following alternative forms:

A         in shares of Common Stock valued as of the date of notice of exercise, in such form as the Committee shall authorize, is delivered to the Company;  or

B         through a sale and remittance procedure under which the option holder delivers, in such form as the Committee shall authorize, an exercise notice and irrevocable instructions to a broker promptly to deliver to the Company the amount of sale proceeds to pay the exercise price.

2.4    Additional Options Upon Exercise

A non-qualified stock option may provide, subject to such terms as the Committee authorizes, that upon the exercise of the non-qualified stock option, the holder automatically will be awarded a new non-qualified stock option covering that number of shares equal to (i) the number of shares delivered to the Company by the holder pursuant to Paragraph 2.3A or by a broker pursuant to Paragraph 2.3B in payment of the exercise price of the option, (ii) the number of shares delivered to the Company by the holder or withheld by the Company to satisfy the tax withholding obligation attributable thereto, and\or (iii) the number of shares with a then Fair Market Value equal to the amount of the tax withholding obligation paid in cash by the holder.  Notwithstanding the foregoing, the Committee may not authorize new options to be issued pursuant to this Section 2.4 if the compensation paid to the option holder is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

2.5    Stockholder Rights

An option holder will have no stockholder rights with respect to shares covered by an option unless and until shares of Common Stock actually are issued to such person.

2.6    Separation From Service

The Committee will determine and set forth in each option whether and on what terms the non-qualified stock option will continue to be exercisable, on and after the date that an optionee ceases to be employed by or to provide services to the Company or an Eligible Affiliate.  The date of termination of an optionee's employment or services will be determined by the Committee, which determination will be final.

ARTICLE THREE
STOCK APPRECIATION RIGHTS, RESTRICTED STOCK,
RESTRICTED STOCK UNITS, PERFORMANCE SHARES, AND OTHER
STOCK-BASED AWARDS

3.1    Stock Appreciation Rights

Stock appreciation rights may be awarded under the Plan either in tandem with a non-qualified stock option (“Tandem SARs”) or on a stand-alone basis (“Stand-Alone SARs”). Tandem SARs consist of the right to receive, with respect to any number of shares of Common Stock, payment in the form of cash and/or Common Stock in an amount equal to the excess of the Fair Market Value of a share of Common Stock at the time of exercise of the Tandem SAR over the exercise price of the related non-qualified option;  PROVIDED, HOWEVER, that the exercise of a Tandem SAR with respect to a number of shares of Common Stock shall cause the immediate and automatic termination of its related non-qualified stock option with respect to an equal number of shares (and vice versa).  Stand-Alone SARs consist of the right to receive, with respect to any number of shares of Common Stock, payment in the form of cash and/or Common Stock in an amount equal to the excess of the Fair Market Value of a share of Common Stock at the time of exercise of the Stand-Alone SAR over the Fair Market Value per share of Common Stock on the date of grant of the Stand-Alone SAR.

Stock appreciation rights are subject to such terms and conditions as the Committee shall determine (including, but not limited to, continued employment and/or performance standards), which may vary from award to award;  PROVIDED, HOWEVER, that the term of any stock appreciation right shall not exceed ten (10) years.  The holder of a stock appreciation right will have no stockholder rights with respect to shares covered by such stock appreciation right unless and until shares of Common Stock actually are issued to such person.  Stock appreciation rights will be evidenced by such instruments as the Committee from time to time may approve.

3.2    Restricted Stock

Restricted stock awarded under the Plan consists of shares of Common Stock, the retention and transfer of which are subject to such terms, conditions and restrictions (including, but not limited to, continued employment, performance standards, and/or forfeiture rights in favor of the Company) as the Committee shall determine, which may vary from award to award. Notwithstanding the foregoing, the restrictions imposed on restricted stock shall lapse in their entirety no sooner than three (3) years from the date of grant, PROVIDED, HOWEVER, that the Committee shall have the authority to determine (i) whether such restrictions shall lapse incrementally over such three-year period (or longer period, if determined by the Committee); and (ii) whether the lapse of such restrictions shall be accelerated in the case of retirement, disability, or death of the awardholder, or in the case of a change in control. With the exception of the restrictions imposed on the shares of restricted stock and the right to receive dividends, when and if declared, the holder of restricted stock will have all the rights of a stockholder of the Company. Holders of shares of restricted stock outstanding on the record date of any dividend declared by the Board shall be entitled to receive such dividend only upon vesting of such shares.  Upon vesting of shares of restricted stock, all previously declared and accrued dividends with respect to such shares shall be paid, together with interest thereon at a rate established by the Board or the Committee, calculated from the payment date of such dividend to the vesting date of the unvested shares of restricted stock. Grants of restricted stock will be evidenced by such instruments as the Committee may from time to time approve.

3.3    Restricted Stock Units

Restricted stock units awarded under the Plan consist of the right to receive shares of Common Stock, subject to such terms, conditions, and restrictions (including, but not limited to, continued employment, performance standards, and/or forfeiture rights in favor of the Company) as the Committee shall determine, which may vary from award to award.  The holder of restricted stock units will have no stockholder rights with respect to shares covered thereby unless and until shares of Common Stock actually are issued to such person.  Restricted stock units will be evidenced by such instruments as the Committee may from time to time approve.

3.4    Performance Shares

Performance shares awarded under the Plan consist of the right to receive shares of Common Stock, subject to such terms, conditions and restrictions (including, but not limited to, continued employment, performance standards, and/or forfeiture rights in favor of the Company) as the Committee shall determine, which may vary from award to award.  The holder of performance shares will have no stockholder rights with respect to shares covered thereby unless and until shares of Common Stock actually are issued to such person.  Performance shares will be evidenced by such instruments as the Committee may from time to time approve.

3.5    Other Stock-Based Awards

Other awards may be made under this Plan that are valued in whole or in part by reference to, or otherwise are based on, shares of Common Stock.  Awards under this Section 3.5 may be made to Eligible Individuals either alone or in addition to other awards granted under the Plan, the Predecessor Plan, or any other stock compensation plan, or as payment of a deferred grant, award, or bonus made outside the Plan, all as determined in the sole discretion of the Committee.  The terms, conditions and restrictions (including, but not limited to, continued employment, performance standards, and/or forfeiture rights in favor of the Company) to which other stock-based awards are subject shall be determined by the Committee and may vary from award to award.  Other stock-based awards will be evidenced by such instruments as the Committee may from time to time approve.

3.6    Settlement of Awards

The Committee may provide awardholders with an election, or require a holder, to receive all or a portion of the total value of any award under this Plan in the form of a cash payment and/or Common Stock, or to defer receipt of such cash payment and/or Common Stock, subject to such terms, conditions, and restrictions as the Committee may specify.

ARTICLE FOUR
PERFORMANCE-BASED COMPENSATION

4.1    Application of Article

Notwithstanding any other provision of this Plan, if the Committee determines at the time that any award (other than a non-qualified stock option or a stock appreciation right) is granted, that the awardee is, or likely will be as of the end of the tax year in which the Company would claim a tax deduction in connection with such award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, then the Committee may determine that this Article Four shall be applicable to such award.

4.2    Award Cycle

The determination of whether, and to what extent, awards subject to this Article Four are granted or will vest shall be based on the achievement of the performance goals described in Section 4.3 over a pre-established period of time designated by the Committee (the “Performance Cycle”).

4.3    Performance Goals

If an award is subject to this Article Four, then either the grant of the award, or the lapsing of contingencies or restrictions thereon, as the Committee shall determine, shall be subject to the achievement of one or more objective performance goals established by the Committee.  No later than ninety (90) days after the beginning of each Performance Cycle, or, in the case of a Performance Cycle that is shorter than one (1) year, no later than the date that represents twenty-five percent (25%) of the number of days in such Performance Cycle, the Committee shall establish in writing the specific performance goals to be achieved and the formula pursuant to which the amount of the award (or the lapsing of restrictions with respect thereto, as applicable) shall be determined based on the attainment of specified levels of the applicable performance goals.  Performance goals shall be based on one or any combination of the following business criteria, as applied to the Company or an Eligible Affiliate as a whole, or any unit thereof, or as compared against a peer group of companies as determined by the Committee:  revenue;  earnings before interest, taxes, depreciation, and amortization (EBITDA);  operating income;  pre- or after-tax income;  earnings per share; net cash flow;  net cash flow per share;  net earnings;  return on equity;  return on total capital;  return on sales;  return on net assets employed;  return on assets;  economic value added;  share price performance;  total shareholder return;  improvement in or attainment of expense levels;  or improvement in or attainment of working capital levels.  An award subject to this Article Four that is paid to a single individual shall not, when combined with other “performance-based compensation” within the meaning of Section 162(m) of the Code paid to such individual, exceed $2,500,000 in any given Performance Cycle.

4.4    Adjustment of Awards

Notwithstanding anything in this Plan to the contrary, the Committee may not increase the amount payable pursuant to, waive the achievement of the performance goals applicable to, or accelerate the lapsing of contingencies or restrictions with respect to, an award subject to this Article Four.  The Committee may decrease, or delay the lapsing of contingencies or restrictions with respect to, an award subject to this Article Four.

4.5    Committee Authority

The Committee shall have the power to impose such other restrictions on awards subject to this Article Four as it may deem necessary or appropriate to ensure that such awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, or any successor provision thereto.

ARTICLE FIVE
MISCELLANEOUS

5.1    Amendment

A.        Board Action.  The Board may amend, suspend or discontinue the Plan in whole or in part at any time; PROVIDED, HOWEVER, that certain amendments may, as determined by the Board in its sole discretion, require stockholder approval pursuant to applicable laws or regulations.

B.        Modification of Awards.  The Committee shall have full power and authority to modify or waive any term, condition, or restriction applicable to any outstanding award under the Plan, to the extent not inconsistent with the Plan;  PROVIDED, HOWEVER, that no such modification or waiver shall, without the consent of the holder of the award, adversely affect the holder's rights thereunder;  and PROVIDED, FURTHER, the Committee shall have no authority to reprice outstanding awards through reducing the exercise price thereof, or through amendment, cancellation, or replacement of awards, except that no provision of this Paragraph 5.1B shall restrict or prohibit any adjustment or other action taken pursuant to Paragraph 1.3C above.

C.        Other Programs.  Nothing in this Plan shall prevent the Company from adopting any other compensation program, including programs involving equity compensation, for employees, directors or consultants.  The adoption or amendment of any such program shall not be considered an amendment to this Plan.

5.2    Tax Withholding

A.        Obligation.  The Company's obligation to deliver shares or cash upon the exercise of awards under the Plan is subject to the satisfaction of all applicable Federal, state, and local income and employment tax withholding requirements.

B.        Stock Withholding.  The Committee may require or permit, in its discretion and upon such terms and conditions as it may deem appropriate (including the applicable safe-harbor provisions of SEC Rule 16b-3), holders of outstanding awards under the Plan to elect to have the Company withhold, from the shares of Common Stock otherwise issuable pursuant to such awards, one or more of such shares with an aggregate Fair Market Value equal to the Federal, state, and local employment and income taxes (“Taxes”) incurred in connection with the acquisition of such shares.  Holders of awards under the Plan also may be granted the right to deliver previously acquired shares of Common Stock in satisfaction of such Taxes.  The withheld or delivered shares will be valued at Fair Market Value on the applicable determination date for such Taxes.

5.3    Valuation

For all purposes under this Plan, the fair market value per share of Common Stock on any relevant date under the Plan (the “Fair Market Value”) will be the closing selling price per share of Common Stock on the day before the date in question on the New York Stock Exchange, as such price is officially quoted in the composite tape of transactions on such exchange.  If there is no reported sale of Common Stock on such exchange on the day before the date in question, then the Fair Market Value will be the closing selling price on the exchange on the last preceding date for which such quotation exists.  Notwithstanding the foregoing, if the Committee determines that, as a result of circumstances existing on any date, the use of the above rule is not a reasonable method of determining Fair Market Value on that date, or if Common Stock is not at the time listed or admitted to trading as outlined above, the Committee may use such other method as, in its judgment, is reasonable.

5.4    Effective Date And Term Of Plan

A.        Effective Date.  This Plan shall be effective from and after January 21, 2004 (the “Effective Date”), subject to approval by the shareholders of the Company.  No award granted hereunder shall be of any force or effect unless and until this Plan shall have been so approved.

B.        Term.  No award may be granted under the Plan after ten (10) years from the Effective Date (the “Termination Date”).  Subject to this limit, the Committee may make awards under the Plan at any time after the Effective Date of the Plan and before the Termination Date.

5.5    Use Of Proceeds

Any cash proceeds received by the Company from the sale of shares pursuant to awards under the Plan will be used for general corporate purposes.

5.6    No Employment/Service Rights

Neither the establishment of this Plan, nor any action taken under the terms of this Plan, nor any provision of this Plan will be construed to grant any individual the right to remain in the employ or service of the Company or an Eligible Affiliate (or any subsidiary or parent thereof) for any period of specific duration, and the Company or an Eligible Affiliate (or any subsidiary or parent thereof) may terminate such individual's employment or service at any time and for any reason, with or without cause.  Nothing contained in this Plan or in any award under this Plan will affect any contractual right of an employee or other service provider pursuant to a written employment or service agreement executed by both parties.

5.7    Election Under Code Section 83(b)

An Eligible Individual who receives an award of restricted stock or any other award under this Plan constituting restricted property (and not a mere right to receive payment or a potential payment in the future) shall be entitled to make, at his or her discretion, within thirty (30) days of receipt of such restricted property and in accordance with applicable laws and regulations, the election provided for under Section 83(b) of the Code to be taxed on the fair market value of such restricted property at the time it is received.  Eligible Individuals should consult their individual tax advisors as to the tax consequences to them of the election under Section 83(b).

5.8    Corporate Transactions

The Committee may determine and set forth in each award, either at the time of grant or by amendment thereafter, the effect, if any, that any sale of stock or assets, merger, combination, spinoff, reorganization, or liquidation of the Company will have upon the term, exercisability and/or vesting of outstanding awards;  provided that any awards that are continued, assumed or replaced with comparable awards in connection with any transaction will be adjusted as provided in Paragraph 1.3C.  The grant of awards under this Plan will in no way affect the right of the issuer of Common Stock to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5.9    Transferability of Awards

During the lifetime of the awardee, awards under this Plan will be exercisable only by the awardee and will not be assignable or transferable by the awardee other than by will or by the laws of descent and distribution following the awardee's death.  However, if and to the extent that the Committee so authorizes at the time an award is granted or amended, an option or other award may, (i) in connection with a gift or a qualified domestic relations order, be assigned in whole or in part during the awardee's lifetime to one or more members of the awardee's family or to a trust, foundation or other entity in which one or more such family members has more than fifty percent (50%) of the beneficial interest and (ii) be assigned in whole or in part during the awardee's lifetime to a third party.  Rights under the assigned portion only may be exercised by the person or persons who acquire a proprietary interest in the award pursuant to the assignment.  The terms applicable to the assigned portion shall be the same as those in effect for the award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

5.10   Change in Control

The terms and conditions (if any) that will apply to any award granted under this Plan in the case of a change in control of the Company shall be determined by the Committee, in its sole discretion, and shall be set forth in the individual award agreements or other instruments to which awards under the Plan are subject.